                                                                    EXHIBIT 99.1

                          INDEX TO FINANCIAL STATEMENTS

                                                                             Page
                                                                             ----
Genomic Solutions Inc. 2000 Employee Stock Purchase Plan

         Report of Independent Public Accountants ..........................  F-2

         Statements of Net Assets Available for Plan Benefits
         as of December 31, 2001 and 2000...................................  F-3

         Statements of Changes in Net Assets Available for
         Plan Benefits for the Year ended December 31, 2001 and
         the Period ended December 31, 2000.................................  F-3

         Notes to Financial Statements  ....................................  F-4

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Members of the Compensation Committee
Genomic Solutions Inc. 2000 Employee Stock Purchase Plan:

We have audited the accompanying statements of net assets available for plan benefits of the GENOMIC SOLUTIONS INC. 2000 EMPLOYEE STOCK PURCHASE PLAN (the
Plan) as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the year ended December 31, 2001 and the period ended December 31, 2000. These financial statements are the responsibility of the Plan's administrator. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2001 and 2000, and the changes in its net assets available for plan benefits for the year ended December 31, 2001 and the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Detroit, Michigan,
   April 26, 2002.

            GENOMIC SOLUTIONS INC. 2000 EMPLOYEE STOCK PURCHASE PLAN
              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                               AS OF DECEMBER 31,

                                                              2001          2000
                                                            ------        ------
Assets

Cash ...............................................        $  848        $3,186
                                                            ------        ------
Net Assets available for plan benefits .............        $  848        $3,186
                                                            ======        ======


        The accompanying notes are an integral part of these statements.



            GENOMIC SOLUTIONS INC. 2000 EMPLOYEE STOCK PURCHASE PLAN
         STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                    FOR THE

                                                                               Year Ended            Period Ended
                                                                            December 31, 2001     December 31, 2000
                                                                            ------------------    ------------------
Additions to assets:
    Employee contributions ..............................................   $           65,968    $           36,849

Deductions:
    Distributions to participants .......................................               68,306                33,663
                                                                            ------------------    ------------------

Change in net assets available for plan benefits during the period ......               (2,338)                3,186

Net Assets available for plan benefits at beginning of period ...........                3,186                   --
                                                                            ------------------    ------------------

Net Assets available for plan benefits at end of period .................   $              848    $            3,186
                                                                            ==================    ==================

        The accompanying notes are an integral part of these statements.

            GENOMIC SOLUTIONS INC. 2000 EMPLOYEE STOCK PURCHASE PLAN

                          NOTES TO FINANCIAL STATEMENTS

1.       DESCRIPTION OF PLAN:

            The following brief description of the Genomic Solutions Inc. 2000 Employee Stock Purchase Plan ("the Plan") is provided for general information purposes only. Participants should refer to the Plan for complete information regarding the Plan's definitions, benefits, eligibility and other matters.

    GENERAL

            The Plan was adopted by Genomic Solutions Inc. ("the Company") in February 2000, approved by the Company's stockholders in April 2000 and reserves a total of one million shares of common stock for use under the Plan.

            The Plan is intended to encourage eligible employees of the Company and its Subsidiaries to acquire or increase their ownership of common stock of the Company on reasonable terms. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for the continued success and growth of the Company and its Subsidiaries, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals to the Company and its Subsidiaries in the future. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code (the
    Code) of 1986, as amended.

    ELIGIBILITY

            All Employees are eligible to participate in the Plan.

    PARTICIPATION

           An eligible employee may become a participant in the Plan by completing, signing and submitting an enrollment form. On the first day of an offering period each eligible employee who has elected to participate in the purchase plan will be granted an option to purchase shares of common stock as follows: the employee may authorize an amount (a whole percentage from 1% to 10% of the employee's regular pay) to be deducted from his pay during the offering period. For this purpose, an employee's regular pay includes only straight time earnings. An employee may not make any separate cash payments into his account nor may payments for shares be made other than by payroll deduction. On the last day of the

            GENOMIC SOLUTIONS INC. 2000 EMPLOYEE STOCK PURCHASE PLAN

                          NOTES TO FINANCIAL STATEMENTS

                                   (CONTINUED)

     offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Promptly following the end of each offering period, the number of shares purchased by each employee shall be deposited into an account established in the employee's name and the Company will issue to the employee a certificate evidencing the shares purchased.

           If an employee is not a participant on the last day of the offering period, the employee generally is not entitled to exercise any option, and the amount of the employee's accumulated payroll deductions will be refunded. An employee's rights under the Plan terminate upon voluntary withdrawal from the Plan at any time, or generally when the employee ceases employment for any reason. However, upon termination of employment because of death, disability or retirement, the employee or the employee's beneficiary has specified rights to elect to exercise the option to purchase as many shares as the payroll deductions in the participant's account will allow on the date of termination of employment.

           The total number of employees participating in the Plan as of December 31, 2001 and 2000 was 18 and 22, respectively.

    EXERCISE PRICE

           Unless otherwise determined by the board of directors, shares are purchased for the accounts of employees participating in the Plan at a price per share equal to the lesser of (a) eighty-five percent (85%) of the fair market value of the shares on the relevant January 1st or July 1st, or
     (b) eighty-five percent (85%) of the fair market value of the shares on the following June 30th or December 31st, respectively.

     CANCELLATION OF ELECTION TO PURCHASE

           An employee who has elected to purchase shares pursuant to any offering made under the Plan may cancel his election in its entirety. Any such cancellation shall be effective upon the delivery by the employee of written notice of cancellation. The amount credited to the employee's account at the time the cancellation becomes effective may be, at the employee's option, (i) applied to the purchase of the number of shares such amount will then purchase or (ii) returned to the employee.

            GENOMIC SOLUTIONS INC. 2000 EMPLOYEE STOCK PURCHASE PLAN

                          NOTES TO FINANCIAL STATEMENTS

                                   (CONTINUED)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            The financial statements of the Plan are presented on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

3.       BENEFITS PAYABLE

           At December 31, 2001 and 2000 benefits due employees who had cancelled their election to purchase shares and requested to be reimbursed were $834 and $3,108, respectively. The $834 and $3,108 were withheld from employees during the offering periods through payroll deductions and are included in cash on the Statements of Net Assets Available for Plan Benefits.

4.       FEDERAL INCOME TAXES

            The Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Section 423 of the Code. Under those provisions, no income will be taxable to a participant at the time of the grant of the option or purchase of shares for federal income tax purposes. However, a participant may become liable for tax upon dispositions of shares acquired, and the tax consequences will depend on how long a participant has held the shares prior to disposition.

5.       ADMINISTRATION OF PLAN ASSETS

            Cash contributions to the Plan, through payroll deductions, are held by the Company prior to the investment in Genomic Solutions Inc. Common Stock. Certain administrative functions are performed by officers or employees of the Company or Registrar. No such officers or employees receive compensation from the Plan. All administrative expenses of the Plan are borne by the Company. Promptly following the end of each offering termination date, the number of shares purchased by each employee shall be deposited into an account established in the Employee's name. As soon as feasible after the close of business on each offering termination date, the Company will issue the Employee a certificate evidencing shares for which his payment has been received.

            GENOMIC SOLUTIONS INC. 2000 EMPLOYEE STOCK PURCHASE PLAN

                          NOTES TO FINANCIAL STATEMENTS

                                   (CONTINUED)

6.       PLAN TERMINATION

            The Plan shall terminate under the following circumstances:

               (a) The Plan shall terminate ten (10) years from the date the Plan becomes effective, and an option shall not be granted under the Plan after that date although the provisions of any option my be amended at any date prior to the end of its term in accordance with the Plan. Any options outstanding at the time of termination of the Plan shall continue in full force and effect according to the terms and conditions of the option and this Plan.

               (b) The board of directors may terminate the Plan as of any offering termination date.

            At this time, there is no intention to terminate the Plan.